Sun Communities, Inc.
Policy Prohibiting Hedging

The directors and executive officers of Sun Communities, Inc., a Maryland corporation (the “Company”), who are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended, may not trade in any interest or position relating to the future price of the Company’s securities, such as a put, call or short sale.

Effective as of July 14, 2014